For Immediate Release
December 15, 2020
Photos available

NW Natural Holdings Elects Two New Board Members
Karen Lee and Nathan Partain Offer Vast Experience from Multiple Industries

PORTLAND, Ore. -- NW Natural Holding Company’s (NYSE: NWN) board of directors has elected two new board members, Karen Lee and Nathan Partain, effective January 1, 2021.

For the past 10 years, Karen Lee has served as CEO of Pioneer Human Services, a nonprofit social-enterprise business based in Seattle, which operates several for-profit businesses to help fund its social mission to assist individuals with criminal histories lead healthy and productive lives. Prior, she served as commissioner of the Washington State Employment Security Department, and held several leadership roles at Puget Sound Energy including director of Gas Operations. She also was an associate attorney at K&L Gates LLP in Seattle, and spent four years as an officer in the U.S. Army.

Lee holds a J.D. from the University of Washington School of Law. She is a graduate of the United States Military Academy at West Point, where she earned a B.S. with a concentration in Russian Studies and a minor in Engineering. She currently serves as a trustee at Western Washington University, a director at W. Lease Lewis Company, and a director of the Federal Reserve Bank of San Francisco. She is also a member of the Washington Statewide Reentry Council and the Regence Blue Shield advisory board. Lee has been named a “40 Under 40” honoree and one of “Seattle’s Women of Influence” by the Puget Sound Business Journal, and received an “Executive Excellence” award from Seattle Business Magazine.

Nathan Partain is president and co-chief investment officer of Duff & Phelps Investment Management Co. Previously, he was with Duff & Phelps Investment Research Co. where he was the director of utility, equity and fixed income research. Partain is also president, CEO and a member of the board of directors of DNP Select Income Fund Inc., Duff & Phelps Utility and Corporate Bond Trust Inc., DTF Tax-Free Income Inc., and Duff & Phelps Utility and Infrastructure Fund Inc. Prior, he held financial and regulatory positions with Gulf States Utilities Company. Partain has announced his retirement from Duff & Phelps Investment Management Co. at the end of 2020.

Partain is chairman of the board of Otter Tail Corporation. He is a National Association of Corporate Directors (NACD) board leadership fellow. He earned a BS and MBA from Sam Houston State University. Partain is a Chartered Financial Analyst (CFA) and a member of the CFA Society of Chicago.

“We’re excited to welcome Karen and Nathan to our board. Their deep industry expertise, combined with the breadth of leadership within their respective industries will strengthen our board’s collective knowledge and capabilities,” said Scott Gibson, NW Natural Holdings’ board chairman.
Lee and Partain were also elected to the board of directors of Northwest Natural Gas Company (NW Natural), the company’s wholly owned subsidiary, starting January 1, 2021.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for over 160 years in the Pacific Northwest. It owns Northwest Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through nearly 770,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 20 Bcf of underground gas storage in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the
Pacific Northwest and Texas. NW Natural Water currently serves approximately 65,000 people through about 26,000 connections. Learn more about our water business at nwnaturalwater.com.
Additional information is available at nwnaturalholdings.com.

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